As filed with the Securities and Exchange Commission on April 30, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Clearmind Medicine Inc.
(Exact name of registrant as specified in its charter)

British Columbia	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

101 – 1220 West 6th Avenue Vancouver, British Columbia V6H1A5 Tel: 973.536.1016	Puglisi & Associates 850 Library Ave., Suite 204 Newark, DE 19711 Tel: (302) 738-6680
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Huberman, Esq. Michael Soumas, Esq. Greenberg Traurig, P.A. One Azrieli Center Round Tower, 30th floor 132 Menachem Begin Rd Tel Aviv 6701101 Telephone: +972 (0) 3.636.6000	Daniel N. Bloch 414-100 Richmond St. W. Toronto, Ontario M5H 3K6 Telephone: 416.722.0804

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED APRIL 30, 2026

22,626,988 Common Shares

Clearmind Medicine Inc.

This prospectus relates to the resale, by the selling shareholders identified in this prospectus, of up to an aggregate of 22,626,898 issued or issuable upon the conversion of the Promissory Notes (as defined below), including common shares that may become issuable pursuant to certain anti-dilution adjustments described more fully in the Promissory Notes. The maximum amount of common shares issuable under this prospectus as a result of the conversion of the Promissory Notes is calculated based on a principal amount of $10.0 million and the accrued interest thereon in the amount of $3.576 million and assuming a conversion price of $0.60 per share.

On September 17, 2025, we entered into securities purchase agreements, or the SPAs, with certain institutional investor parties that are named as selling shareholders in the registration statement to which this prospectus relates, or the CLA Investors. Pursuant to the SPAs, we issued and sold, or shall issue and sell, from time to time, to the CLA Investors, convertible promissory notes, or the Promissory Notes, in the aggregate principal amount of $10.0 million, or the Initial Subscription Amount, for an aggregate purchase price of $9.0 million (90% of the Initial Subscription Amount). On April 30, 2026, we and the CLA Investors entered into an amendment to the SPAs pursuant to which the Initial Subscription Amount was increased by $8.15 million, such that the aggregate principal amount of Promissory Notes that we may issue and sell from time to time to the CLA Investors is $10.0 million, or the Subscription Amount, for an aggregate purchase price of $9.0 million (90% of the Subscription Amount) as of such date. As of the date of this prospectus, the CLA Investors have purchased from us Promissory Notes in the aggregate principal amount of $8,150,000, for a purchase price of $7,335,000. Pursuant to the SPAs, from time to time, we may request, at our sole discretion, that the CLA Investors purchase additional Promissory Notes in the aggregate principal amount of $2,500,000 for a purchase price of $2,250,000 during any three month period. As of the date hereof, the total Promissory Notes in the aggregate principal amount of $8.15 million and accrued interest, due under the Promissory Notes were converted into 8,026,215 common shares, which includes 218,578 common shares that have been converted under the Promissory Notes, the issuance of which is held in abeyance subject to a beneficial ownership limitation provision in the Promissory Notes. On April 15, 2026, we and the CLA Investors amended the Floor Price (as defined below) of the Promissory Notes to $0.60.

Notwithstanding the foregoing, if the daily trading volume of our common shares is at least 150% of the amount of our common shares then outstanding, then we may request, at our sole discretion, that the CLA Investors purchase additional Promissory Notes for a purchase price payable in cash equal to 90% of the principal amount, provided however that the aggregate principal amount of Promissory Notes purchased pursuant to the SPAs shall not exceed $5,000,000 during such three-month period, and thereafter shall not exceed $2,500,000 during each subsequent three-month period, and provided further that the aggregate principal amount of all Promissory Notes purchased pursuant to the SPAs shall not exceed the Subscription Amount. Any additional Promissory Notes will be issued on the same terms.

We intend to use the net proceeds from the sale of the Promissory Notes for general corporate purposes, which may include operating expenses, research and development, including clinical and pre-clinical testing of our product candidates, working capital, future acquisitions and general capital expenditures. The common shares underlying the Promissory Notes are referred to herein as the Note Shares.

The selling shareholders are identified in the table commencing on page 14. No common shares are being registered hereunder for sale by us. We may receive up to an additional of $10.0 million aggregate gross proceeds under the SPAs from sales of additional Promissory Notes that we elect to make to the CLA Investors pursuant to the SPAs, from time to time in our sole discretion. We will not receive any proceeds from the sale of the Note Shares by the CLA Investors. See “Use of Proceeds” on page 11 of this prospectus for additional information. Pursuant to the terms of the Promissory Note, the conversion rate of each Note Share is the lower of (i) $40.40, or the Fixed Price, or (ii) 88% of the lowest daily volume weighted average price, or VWAP, during the 20 consecutive trading days immediately preceding the applicable date of conversion, or the Variable Price; provided that the Variable Price may not be lower than the floor price of $0.60, or the Floor Price, subject to certain adjustments as provided in the Promissory Note. The selling shareholders may sell all or a portion of the common shares from time to time in market transactions through any market on which our common shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. We will bear all of the expenses incurred in connection with the registration of these shares. The selling shareholders will pay any underwriting discounts and selling commissions and/or similar charges incurred in connection with the sale of the shares. We will not receive any proceeds from the sale of the common shares by the selling shareholders. All net proceeds from the sale of the common shares covered by this prospectus will go to the selling shareholders. See “Plan of Distribution” on page 28 of this prospectus.

Our common shares are currently traded on the Nasdaq Capital Market, or Nasdaq, under the symbol “CMND.” On April 29, 2026, the last reported sale price of our common shares on the Nasdaq was $0.6960.

We are both an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (or the JOBS Act), and a “foreign private issuer,” as defined under the U.S. federal securities law and are subject to reduced public company reporting requirements. See “Prospectus Summary – Implications of Being an Emerging Growth Company and Foreign Private Issuer” for additional information.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7.

Neither the SEC nor the Canadian Securities Exchange, nor any state or other foreign securities commission has approved nor disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2026.

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the selling shareholders authorized anyone to provide you with information that is different. We are offering to sell our securities, and seeking offers to buy our securities, only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

For investors outside of the United States: Neither we nor the selling shareholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we,” “us,” “our,” the “Company” and “Clearmind” refer to Clearmind Medicine Inc.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

As of November 1, 2022, our reporting currency and functional currency is the United States Dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “CAD$” are to Canadian Dollars. Amounts denominated in United States Dollars are states as “$” “dollars” or “USD”. Where previously disclosed financial information was in Canadian Dollars, we have included a convenience translation.

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information.

We report under International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or the IASB. None of the financial statements were prepared in accordance with generally accepted accounting principles in the United States.

On December 15, 2025, we effected a one-for-40 consolidation of our issued and outstanding common shares. Except where otherwise indicated, all share and per share data in this prospectus supplement have been retroactively restated to reflect the aforementioned consolidation.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in or incorporated by reference into this prospectus that we consider important. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes incorporated by reference into this prospectus and the other documents incorporated by reference into this prospectus, which are described under “Incorporation by Reference” before making an investment in our securities.

Company Overview

We are a clinical stage pharmaceutical company currently engaged in phase I/IIa clinical trials of novel psychedelic medicines to solve widespread, yet under-served, health problems. Our goal is to develop and provide new type of treatments for mental health disorders, including alcohol use disorder, or AUD, binge drinking and eating disorders, where there is significant unmet need and lack of innovation. We see neuroplastogens based therapies, which previously may have been overlooked or underused, as the future of treatment for a variety of indications. We believe that our solution for AUD can help solve one of the world’s biggest health problems, which costs the United States alone roughly $250 billion each year.

Our flagship treatment and focus for the short term is on AUD, which is incredibly common. It varies from mild to excessive and describes a person’s inability to restrict their alcohol consumption, despite negative social, occupational, or health consequences. Alcohol consumption contributes to 3 million deaths each year globally and is the third most common preventable cause of death in the United States. In January 2025, the U.S. Surgeon General released a new Surgeon General’s Advisory on Alcohol and Cancer Risk, outlining the direct link between alcohol consumption and increased cancer risk, which is in addition to other common risks associated with excessive alcohol consumption. Apart from potentially changing people’s lives, we believe that our treatment could potentially reduce the amount currently being spent on the consequences of AUD in the United States, Europe, India, China and other countries around the world. We also believe that our treatment may address binge drinking. 178,000 people die every year in the United States alone due to binge drinking.

We are currently focusing our research programs on the uses of 5-Methoxy-2-aminoindane, or MEAI, for the treatment of AUD, weight loss and metabolic disorders and as an alcohol substitute consumer products. On the consumer side, we are developing an alcohol substitute which may offer a solution that adults can enjoy without the extensive damage that comes with alcohol, such as higher risk to get cancer and other wide range of adverse effects on almost every part of the body, including the brain, liver, pancreas and the immune system. We have completed a series of pre-clinical, investigational new drug—, or IND—, enabling studies in the United States and China that are required before we can study our compound for the first time in humans. These studies include pharmacokinetic and toxicological studies in rats and dogs in order to assess the safety profile of our compound and characterization of the drug metabolism. We have conducted several metabolism studies designed to better understand the way MEAI is digested in several species. In addition, we have conducted a pre-clinical animal model of AUD to characterize the effect of MEAI on alcohol consumption. This study involved testing the effect of MEAI’s ability to curb alcohol cravings after exposing mice to prolonged alcohol consumption over a short period, mimicking binge alcohol consumption in humans.

In February 2024 and in July 2024, we announced that we were granted approval by the Israeli Ministry of Health and by the FDA, respectively to initiate our first-in-human Phase I/IIa clinical trial with CMND-100 in patients suffering from AUD. In May 2023 we initiated the CM-CMND-001 clinical trial in both Israel and the United States, including at the Yale School of Medicine’s Department of Psychiatry and Johns Hopkins University School of Medicine. In October 2024 and December 2024, we announced that we received IRB approvals from Johns Hopkins University and Yale University, respectively, our clinical sites for part A of our Phase I/IIa clinical trial in the United States for treating patients suffering from AUD. In July 2025 we announced site initiation at Tel Aviv Sourasky Medical Center (TASMC) in Israel and in August 2025 we announced receipt of TASMC IRB approval. In addition, we announced in August 2025 IRB approval at Hadassah Medical Center, in Israel and in November 2025 we announced initiation of this site.

In November 2025, our Data and Safety Monitoring Board, or DMSB, unanimously approved the continuation of the Phase I/IIa clinical trial for CMND-100 following a positive interim safety review that found that there were no serious adverse events reported, there was general good tolerability across all participants and there was strong treatment observance, with high adherence to the dosing regimen and study protocol. The DSMB, which is comprised of independent experts, including specialists in psychiatry, a biostatistician and a neuropsychopharmacologist, conducted a thorough review of unblinded safety data from the initial dosing cohort.

The CM-CMND-001 clinical trial is designed to be a multinational, multi-center, double blind, Phase I/IIa single- and multiple-dose tolerability, safety and pharmacokinetic study in healthy volunteers and AUD subjects. Upon completion of the Phase I/IIa studies, if successful, we will be required to conduct additional clinical trials subject to securing additional financing.

About MEAI

MEAI is a synthetic molecule. Its mechanism of action has been studied and published in past scientific papers. It was found to interact with the serotonergic receptors 5-HT1A and 5-HT2B and the adrenergic receptors α2A, α2B and α2C receptors. Studies conducted in animals and humans have demonstrated the role of 5-HT1A receptors in alcohol-drinking behavior. Several 5-HT1A receptor agonists have been tested in animal models to demonstrate the role of this receptor in alcohol dependence. These preclinical studies suggest that 5-HT1A receptor agonists may play a role in reducing alcohol intake. In addition, evidence suggests that α2-adrenergic receptor agonist signaling may play a role in mediating alcohol-drinking behavior in both rodents and humans.

The literature shows that 5-HT1A receptors are associated with controlling craving behaviors across the board. The literature shows that 5-HT1A receptors are associated with controlling craving behaviors across the board. This indicates that MEAI may have a wide range of applications beyond AUD and binge drinking. Until today, only pre-clinical studies have been conducted with MEAI, including in-vitro and in-vivo studies. The studies were conducted in the United States, China, France and Israel.

MEAI is a neuroplastogen non-hallucinogenic molecule, exerting a euphoric alcohol-like experience, and based on human recreational use testimonials and pre-clinical trials, we believe also reduces the desire to consume alcoholic beverages. While determinations of safety and efficacy are solely within the authority of the FDA and comparable regulatory bodies, in pre-clinical studies, MEAI was well-tolerated by the tested animals. Similar results were observed in the first human cohort that successfully completed treatment with the drug CMND-100 based on the active pharmaceutical ingredient MEAI, at a concentration of 20 mg, deemed by the independent DSMB as demonstrating a favorable safety profile, hence unanimously recommended that the clinical trial continue with no corrections to the protocol and as outlined in the protocol to increase CMND-100 treatment concentration to 40mg.

Although MEAI remains in development and is not cleared or approved by the FDA or similar foreign regulatory bodies, we believe that our drug candidate has the potential to change the lives of millions who struggle to drink in moderation.

We believe that MEAI holds the potential to break the vicious binge-drinking cycle at the decision point to drink more alcohol, by potentially innervating neural pathways such as 5-HT1A that lead to “sensible behavior”.

In February 2026, we announced that MEAI was included in newly introduced bipartisan legislation in the U.S. Congress, The Expanding Veterans’ Access to Emerging Treatments Act of 2026 (H.R. 7091), which directs the Department of Veterans Affairs (VA) to establish an investigational research and extended access treatment program for innovative and emerging therapies that address unmet medical needs in veterans. If passed, H.R. 7091 would transform clinical treatment across a variety of covered conditions, including AUD, by developing VA-supported clinical trials and extended access protocols using these emerging treatments. On April 18, 2026, President Donald J. Trump signed an executive order titled Accelerating Medical Treatments for Serious Mental Illness, which directs the FDA to prioritize review processes for certain psychedelic drugs designated as breakthrough therapies and expands patient access pathways.

Strategic Focus

With respect to our AUD programs, we developed MEAI as a new chemical entity (NCE) drug candidate. We intend to seek regulatory approval through the FDA’s 505(b)(1) regulatory path. The FDA’s 505(b)(1) regulatory path is typically used for novel drugs that have not previously been studied or approved, and drug development pursuant to this path requires drug developers to conduct all studies needed to demonstrate the safety and efficacy of the drug. Given its nature, this type of submission requires extensive research, including both clinical and nonclinical studies, to prove the product’s safety and efficacy for the indication being sought.

Markets Overview and Opportunity

The current indications we are pursuing with our MEAI molecule are focused on two main verticals: (1) AUD and binge drinking (2) obesity and metabolic disorder.

Corporate Information

We were incorporated under the name Cyntar Ventures Inc. on July 18, 2017, pursuant to the provisions of the Business Corporations Act (British Columbia). On March 24, 2021, we changed our name to Clearmind Medicine Inc.

Our principal executive offices are located at 101 – 1220 W. 6th Ave, Vancouver, BC V6H1A5. Our telephone number is 973.536.1016. Our website address is https://www.clearmindmedicine.com/. The information contained on our website and available through our website is not incorporated by reference into and should not be considered a part of this prospectus, and the reference to our website in this prospectus is an inactive textual reference only.

Recent Developments

November 2025 Registered Direct Offerings

On November 13, 2025, we entered into a securities purchase agreement with investors for the purchase and sale of (i) 23,956 common shares, and (ii) pre-funded warrants to purchase up to 74,604 common shares, in a registered direct offering, or the First November 2025 Offering, at a purchase price of $8.00 per common share and $7.996 per pre-funded warrant. The November 2025 Offering closed November 13, 2025. The aggregate gross proceeds to the Company were approximately $0.788 million.

On November 17, 2025, we entered into a securities purchase agreement with investors for the purchase and sale of (i) 99,794 common shares, and (ii) pre-funded warrants to purchase up to 37,950 common shares, in a registered direct offering, or the Second November 2025 Offering, at a purchase price of $10.00 per common share and $9.996 per pre-funded warrant. The Second November 2025 Offering closed November 17, 2025. The aggregate gross proceeds to the Company were approximately $1.377 million.

On November 19, 2025, we entered into a securities purchase agreement with investors for the purchase and sale of 273,125 common shares in a registered direct offering, or the Third November 2025 Offering, at a purchase price of $8.00 per common share. The Third November 2025 Offering closed November 20, 2025. The aggregate gross proceeds to the Company were approximately $2.185 million.

On November 26, 2025, we entered into a securities purchase agreement with investors for the purchase and sale of (i) 198,622 common shares, and (ii) pre-funded warrants to purchase up to 71,649 common shares, in a registered direct offering, or the Fourth November 2025 Offering, at a purchase price of $4.80 per common share and $4.796 per pre-funded warrant. The Fourth November 2025 Offering closed November 26, 2025. The aggregate gross proceeds to the Company were approximately $1.294 million.

December 2025 Registered Direct Offering

On December 3, 2025, we entered into a securities purchase agreement with investors for the purchase and sale of 400,000 common shares, in a registered direct offering, or the December 2025 Offering, at a purchase price of $4.00 per common share. The December 2025 Offering closed December 4, 2025. The aggregate gross proceeds to the Company were approximately $1.6 million.

Warrant Adjustments and Exercises

Following the closings of the November and December 2025 Registered Direct Offerings, the exercise prices in the common warrants issued by us in our financings in April 2023, September 2023 and January 2024, or the April 2023 Warrants, September 2023 Warrants and January 2024, respectively, were adjusted to $4.00 and the number of common shares issuable upon the exercise of each of the April 2023 Warrants, September 2023 Warrants and the January 2024 Warrants was also adjusted to a total of 115,940, 157,145 and 331,949, respectively, or the Adjusted Warrant Shares, such that the aggregate exercise amount of each of the April 2023 Warrants, September 2023 Warrants and the January 2024 Warrants remained the same.

Following the one-for-40 consolidation of our issued and outstanding common shares effected by us on December 15, 2025, on December 20, 2025, the exercise prices in each of the April 2023 Warrants, September 2023 Warrants and the January 2024 Warrants was further adjusted to $2.5607 and the number of common shares issuable upon the exercise of each of the April 2023 Warrants, September 2023 Warrants and the January 2024 Warrants was also further adjusted to a total of 181,105, 245,472 and 518,529, respectively, such that the aggregate exercise amount of each of the April 2023 Warrants, September 2023 Warrants and the January 2024 Warrants remained the same.

As of April 29, 2026, investors from the our financing in April 2023 and January 2024 exercised an aggregate of warrants to purchase 405,613 common shares, including warrants to purchase 277,639 common shares on a cashless basis. As a result, we issued an aggregate of 280,129 common shares and received aggregate gross proceeds of approximately $228,419 from such exercises.

As of April 29, 2026, we have outstanding April 2023 Warrants to purchase 772,929 common shares, September 2023 Warrants 1,047,635 common shares and the January 2024 Warrants 1,879,757 common shares, each at an exercise price of $0.60.

Convertible Notes Securities Purchase Agreement

On September 17, 2025, we entered into the SPAs with the CLA Investors, which we and the CLA Investors amended on April 30, 2026. Pursuant to the SPA, as amended, we shall issue and sell to the CLA Investors, as provided therein, Promissory Notes for the Subscription Amount, which may be convertible into our common shares, in the aggregate principal amount of $10.0 million, for an aggregate purchase price of $9.0 million (90% of the Subscription Amount) as of April 30, 2026. As of the date of this prospectus, the CLA Investors have purchased from us Promissory Notes in the aggregate principal amount of $8,150,000, for a purchase price of $7,335,000. As of the date hereof, the total Promissory Notes in the aggregate principal amount of $8.15 million and accrued interest, due under the Promissory Notes were converted into 8,026,215 common shares, which includes 218,215 common shares that have been converted under the Promissory Notes, the issuance of which is held in abeyance subject to a beneficial ownership limitation provision in the Promissory Notes. Pursuant to the SPAs, from time to time, we may request, at our sole discretion, that the CLA Investors purchase additional Promissory Notes in the aggregate principal amount of $2,500,000 for a purchase price of $2,250,000 during any three month period. On February 9, 2026, we and the CLA Investors amended the Floor Price of the Promissory Notes to $1.25. On April 15, 2026, we and the CLA Investors amended the Floor Price of the Promissory Notes to $0.60.

Notwithstanding the foregoing, if the daily trading volume of our common shares is at least 150% of the amount of our common shares then outstanding, then we may request, at our sole discretion, that the CLA Investors purchase additional Promissory Notes for a purchase price payable in cash equal to 90% of the principal amount, provided however that the aggregate principal amount of Promissory Notes purchased pursuant to the SPAs shall not exceed $5,000,000 during such three-month period, and thereafter shall not exceed $2,500,000 during each subsequent three-month period, and provided further that the aggregate principal amount of all Promissory Notes purchased pursuant to the SPAs shall not exceed the Subscription Amount. Any additional Promissory Notes will be issued on the same terms.

The outstanding principal amount and accrued interest under the Promissory Notes are to be repaid in ten equal monthly installments beginning on the eighteenth month anniversary of the issuance date thereof, unless repaid earlier (partially or in full) at our option or if extended at the option of the CLA Investors. The principal amount under the Promissory Notes bears an annual interest rate of 4% (which will increase to 14% upon an event of default, as defined in the Promissory Note).

The outstanding amount of the principal and any accrued interest due under the Promissory Notes is convertible (partially or in full) into common shares, at the option of the CLA Investors at any time after the Issuance Date, at a conversion price equal to the lower of (i) the Fixed Price or (ii) the Variable Price, provided that the Variable Price may not be lower than the Floor Price. The CLA Investors’ options to convert the outstanding amount due is subject to the limitation that the conversion may not result in each of the CLA Investors’ beneficial ownership exceeding 4.99% of our outstanding common shares.

Implications of Being an “Emerging Growth Company” and a Foreign Private Issuer

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the JOBS Act. As such, we are eligible to, and intend to, take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” such as not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. We could remain an “emerging growth company” for up to five years, which will be December 31, 2027, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenue exceeds $1.235 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of the securities that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in nonconvertible debt during the preceding three-year period.

Foreign Private Issuer

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we will file reports with the United States Securities and Exchange Commission, or SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, although we report our financial results on a quarterly basis, we will not be required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual reports with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. We also present financial statements pursuant to IFRS instead of pursuant to U.S. generally accepted accounting principles. Furthermore, although the members of our management and supervisory boards will be required to notify the Israeli Securities Authority, of certain transactions they may undertake, including with respect to our common shares. Section 8103 of the National Defense Authorization Act for Fiscal Year 2026, named the “Holding Foreign Insiders Accountable Act”, which was signed into law on December 18, 2025, will require directors and officers of foreign private issuers to make insider reports under Section 16(a) of the Exchange Act, effective March 18, 2026. Our principal shareholders continue to remain exempt from the reporting under Section 16(a) of the Exchange Act and our directors, officers and principal shareholders continue to remain exempt from the short-swing profit recovery provisions contained in Section 16(b) of the Exchange Act. As a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted, and follow certain home country corporate governance practices instead of those otherwise required under the listing rules of Nasdaq for domestic U.S. issuers. These exemptions and leniencies reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting companies.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

THE OFFERING

Common shares currently issued and outstanding	10,190,337 common shares

Common Shares offered by the selling shareholders	22,626,988 common shares issued or issuable upon conversion of the Promissory Notes to the CLA.

Common Shares to be issued and outstanding after this offering	32,817,325 common shares, assuming conversion in full of the Notes Shares registered under the registration statement pursuant to which this prospectus relates.

Use of proceeds	As of the date of this prospectus, we have received $8.15 million in gross proceeds from the issuance of Promissory Notes. In addition, on the date on which the registration statement pursuant to which this prospectus relates is filed with the SEC and we may receive an additional $10.0 million in aggregate gross proceeds under the SPAs from sales of additional Promissory Notes during any three month period. We will not receive any proceeds from the sale of the common shares by the selling shareholder. All net proceeds from the sale of the common shares covered by this prospectus will go to the selling shareholder. We intend to use the net proceeds from the issuance of the Promissory Notes for general corporate purposes, which may include operating expenses, research and development, including clinical and pre-clinical testing of our product candidates, working capital, future acquisitions and general capital expenditures. See “Use of Proceeds.”

Risk factors	Investing in our securities involves a high degree of risk. You should read the “Risk Factors” section starting on page 7 of this prospectus and “Item 3. - Key Information – D. Risk Factors” in our annual report on Form 20-F for the year ended October 31, 2025, or the 2025 Annual Report, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in our common shares.

Nasdaq Capital Market symbol	“CMND”

Unless otherwise stated, all information in this prospectus is based on 10,190,337 common shares outstanding as of April 29, 2026, and does not include the following as of that date:

●	3,700,369 common shares issuable upon the exercise of warrants outstanding as of such date, at exercise prices ranging from $0.60 to $9,750.00, all of which were vested as of such date;

●	218,578 common shares held in abeyance subject to a beneficial ownership limitation provision in the Promissory Notes;

●	138 common shares issuable upon the exercise of options to directors, employees and consultants under our incentive option plan outstanding as of such date, at a weighted average exercise price of $17,136.00, of which 138 were vested as of such date;

●	31 common shares issuable upon the exercise of RSUs issued to consultants under consulting agreements; and

●	up to 22,626,988 common shares issuable upon the conversion of the Promissory Notes, calculated based on a principal amount of $10.0 million and the accrued interest thereon in the amount of $3.576 million and assuming a conversion price of $0.60 per share.

Unless otherwise indicated, all information in this prospectus assumes or gives effect to no exercise of the warrants or options described above

See “Description of Share Capital” for additional information.

RISK FACTORS

You should carefully consider the risks described below and the risks described in our 2025 Annual Report which are incorporated by reference herein, as well as the financial or other information included in this prospectus or incorporated by reference in this prospectus, including our consolidated financial statements and the related notes, before you decide to buy our securities. The risks and uncertainties described below are not the only risks facing us. We may face additional risks and uncertainties not currently known to us or that we currently deem to be immaterial. Any of the risks described below, and any such additional risks, could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

The sale of a substantial amount of our ordinary shares held by the selling shareholders in the public market could adversely affect the prevailing market price of our ordinary shares.

We are registering for resale an aggregate of 22,626,988 common shares issuable to the CLA Investors upon the conversion of Promissory Notes issued or issuable under the SPAs, or approximately 222% of our outstanding common shares prior to this offering, as of February 13, 2026. Sales of substantial amounts of our common shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our common shares, and the market value of our other securities. We cannot predict if and when selling shareholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional common shares or other equity or debt securities convertible into common shares. Any such issuance could result in substantial dilution to our existing shareholders and could cause our share price to decline.

Our management will have immediate and broad discretion as to the use of the net proceeds from the issuance and sale of the Promissory Notes, and may not use them effectively.

We currently intend to use the net proceeds from the issuance and sale of the Promissory Notes for general corporate purposes, which may include operating expenses, research and development, including clinical and pre-clinical testing of our product candidates, working capital, future acquisitions and general capital expenditures. See “Use of Proceeds.” However, our management will have broad discretion in the application of any such net proceeds. Our shareholders may not agree with the manner in which our management chooses to allocate the net proceeds from the issuance and sale of the Promissory Notes. The failure by our management to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operation. Pending their use, we may invest the net proceeds from the exercise of the Warrant in a manner that does not produce income. The decisions made by our management may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

Part of our operations are conducted in Israel. Conditions in Israel, including the recent attack by Hamas and other terrorist organizations and Israel’s war against them, may affect our operations.

Our operations are located in the State of Israel. In addition, certain of our key employees and officers, including our chief executive officer, are residents of Israel. Accordingly, political, economic and military conditions in the Middle East may affect our business directly. Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its neighboring countries and terrorist organizations active in the region, including Hamas (an Islamist militia and political group in the Gaza Strip) and Hezbollah (an Islamist militia and political group in Lebanon).

In October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. These attacks resulted in extensive deaths, injuries and kidnapping of civilians and soldiers. Following the attack, Israel’s security cabinet declared war against Hamas and a military campaign against these terrorist organizations commenced in parallel to their continued rocket and terror attacks. In January 2025, Israel and Hamas entered into a ceasefire agreement, which remained in effect until March 18, 2025, when hostilities resumed. As of October 9, 2025, Israel and Hamas entered into a renewed ceasefire agreement calling for a permanent end of the war. However, there are no assurances that such as agreement will hold. While the conflict has created heightened security concerns, disruptions to business operations, and economic instability, the ceasefire may contribute to improved regional stability. However, the security situation remains fluid, and any renewed military actions, restrictions, or government-imposed measures could adversely affect our operations, supply chains, and financial condition.

Since the commencement of these events, there have been continued hostilities along Israel’s northern border with Lebanon (with the Hezbollah terror organization) and on other fronts from various extremist groups in region, such as the Houthis in Yemen and various rebel militia groups in Syria and Iraq. In October 2024, Israel began limited ground operations against Hezbollah in Lebanon, and in November 2024, a ceasefire was brokered between Israel and Hezbollah, but there are no guarantees as to whether the agreement will hold or whether further hostilities will resume.

In addition, in April 2024 and October 2024, Iran launched direct attacks on Israel involving hundreds of drones and missiles and has threatened to continue to attack Israel and is widely believed to be developing nuclear weapons. In June 2025, in light of continued nuclear threats and intelligence assessments indicating imminent attacks, Israel launched a preemptive strike directly targeting military and nuclear infrastructure inside Iran, aimed at disrupting Iran’s capacity to coordinate or launch further hostilities against Israel, as well as to degrade its nuclear program. In response, Iran launched multiple waves of drones and ballistic missiles at Israeli cities. While most of these attacks were intercepted, several caused civilian casualties and damage to infrastructure. While a ceasefire was reached between Israel and Iran in June 2025 after 12 days of hostilities, on February 28, 2026, the United States and Israel launched coordinated military strikes against Iran, including attacks on strategic military infrastructure and leadership targets, with the stated aim of degrading Iran’s capacity to conduct or support hostile operations against them. In response, Iran has fired missiles and drones toward population centers and military installations in Israel, Europe and neighboring countries in the Gulf region, and also launched counter-strikes against U.S. forces and allied bases throughout the Gulf region. While a temporary ceasefire agreed to between Iran and the U.S. on April 8, 2026 as part of ongoing negotiations for a permanent ceasefire agreement, the situation remains volatile and uncertain. Although the ceasefire has been subject to extensions and continued diplomatic engagement, it has reportedly been characterized by tensions, alleged violations and stalled negotiations. We cannot predict if and to what extent this ceasefire will remain in effect or upheld or whether hostilities may resume or further escalate. A broader regional conflict involving additional state and non-state actors remains a significant risk. Iran is also believed to have a strong influence among extremist groups in the region, such as Hamas in Gaza, Hezbollah in Lebanon, the Houthi movement in Yemen and various rebel militia groups in Syria and Iraq. These situations may potentially escalate in the future to more violent events which may affect Israel and us.

In connection with the Israeli security cabinet’s declaration of war against Hamas and possible hostilities with other organizations, several hundred thousand Israeli military reservists were drafted to perform immediate military service. None of our employees or consultants were drafted. Although many of such military reservists have since been released, they may be called up for additional reserve duty, depending on developments in the war in Gaza and along Israel’s other borders. Military service call ups that result in absences of personnel from us for an extended period of time may materially and adversely affect our business, prospects, financial condition and results of operations.  As of the date hereof, none of our directors, officers or employees are serving in active or reserve duty.

Since the war broke out on October 7, 2023, our operations have not been adversely affected by this situation, and we have not experienced disruptions to our clinical studies, facilities or the manufacturing or supply of our drug candidates. However the intensity and duration of the security situation in Israel have been difficult to predict, as are the economic implications on our business and operations and on Israel’s economy in general. However, if the war extends for a long period of time or expands to other fronts, our operations may be harmed.

Our insurance does not cover losses that may occur as a result of an event associated with the security situation in the Middle East or for any resulting disruption in our operations. Although the Israeli government has in the past covered the reinstatement value of direct damages that were caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or, if maintained, will be sufficient to compensate us fully for damages incurred, and the government may cease providing such coverage or the coverage might not suffice to cover potential damages. Any losses or damages incurred by us could have a material adverse effect on our business.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and elsewhere, including in our 2025 Annual Report incorporated by reference herein, and other information included or incorporated by reference in this prospectus, contains forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:

●	the ability of our pre-clinical and any future clinical trials to demonstrate safety and efficacy of our future product candidates, and other positive results;

●	the timing and focus of our future preclinical studies and clinical trials, and the reporting of data from those studies and trials;

●	the size of the market opportunity for our future product candidates, including our estimates of the number of patients who suffer from the diseases we are targeting;

●	the success of competing therapies that are or may become available;

●	the beneficial characteristics, safety, efficacy and therapeutic effects of our future product candidates, as well as the potential healthcare costs saved through utilizing our future product candidates;

●	the ability of our future product candidates to address needs not currently addressed by the psychedelic industry;

●	the ability of our future product candidates to address needs not currently addressed by the psychedelic industry;

●	our ability to obtain and maintain regulatory approval of our future product candidates;

●	our plans relating to the further development of our future product candidates, including additional disease states or indications we may pursue;

●	existing regulations and regulatory developments in the United States and other jurisdictions;

●	our plans and ability to obtain or protect intellectual property rights, including extensions of patent terms where available and our ability to avoid infringing the intellectual property rights of others;

●	the ability of our management team to oversee our drug research programs;

●	the need to hire additional personnel and our ability to attract and retain such personnel;

●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

●	our dependence on third parties;

●	our ability to compete with other companies who offer products that address similar issues that our future product candidates will address;

●	our financial performance;

●	the period over which we estimate our existing cash and cash equivalents will be sufficient to fund our future operating expenses and capital expenditure requirements;

●	our ability to generate revenue and profit margin under our anticipated contracts which is subject to certain risks;

●	our ability to maintain the listing of our common shares on Nasdaq;

●	difficulties in our partners’ ability to recruit and retain qualified physicians and other healthcare professionals, and enforce our non-compete agreements with our physicians;

●	our ability to restructure our operations to comply with future changes in government regulation;

●	security, political and economic instability in the Middle East that could harm our business, including due to the security situation in Israel; and

●	those factors referred to in our 2025 Annual Report incorporated by reference herein in “Item 3. Key Information – D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” as well as in our 2025 Annual Report generally, which is incorporated by reference into this prospectus.

Forward-looking statements are based on our management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate and our management’s beliefs and assumptions, and are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. Important factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements.

The forward-looking statements included in this prospectus speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See “Where You Can Find More Information.”

USE OF PROCEEDS

As of the date of this prospectus, we have received $8.15 million in gross proceeds from the issuance of Promissory Notes. In addition, we may receive an additional $10.0 million in aggregate gross proceeds under the SPAs from sales of additional Promissory Notes in accordance with the terms of the SPAs.

We will not receive any proceeds from the sale of the common shares by the selling shareholders. All net proceeds from the sale of the common shares covered by this prospectus will go to the selling shareholders. We expect that the selling shareholders will sell their common shares as described under “Plan of Distribution.”

We intend to use the net proceeds received from the issuance of the Promissory Notes from time to time, if any, for general corporate purposes, which may include operating expenses, research and development, including clinical and pre-clinical testing of our product candidates, working capital, future acquisitions and general capital expenditures.

The amounts and schedule of our actual expenditures will depend on multiple factors including the progress of our clinical development and regulatory efforts, the status and results of the clinical trials, the pace of our partnering efforts in regard to manufacturing and commercialization and the overall regulatory environment. Therefore, our management will retain broad discretion over the use of the proceeds from this offering. We may ultimately use the proceeds for different purposes than what we currently intend. Pending any ultimate use of any portion of the proceeds from this offering, if the anticipated proceeds will not be sufficient to fund all the proposed purposes, our management will determine the order of priority for using the proceeds, as well as the amount and sources of other funds needed.

Pending our application of the net proceeds from this offering, we plan to invest such proceeds in short-term, investment-grade, interest-bearing securities and depositary institutions.

DIVIDEND POLICY

We have never declared or paid any cash dividends to our shareholders of our common shares, and we do not anticipate or intend to pay cash dividends in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors, or our Board, in compliance with applicable legal requirements and will depend on a number of factors, including future earnings, our financial condition, operating results, contractual restrictions, capital requirements, business prospects, our strategic goals and plans to expand our business, applicable law and other factors that our Board may deem relevant.

The Business Corporations Act (British Columbia), as amended, or the BCBCA, imposes further restrictions on our ability to declare and pay dividends. See “Description of Share Capital—Dividends” for additional information.

Payment of dividends may be subject to Canadian withholding taxes. See “Item 10. – Additional Information – E. “Taxation — Material Canadian Federal Income Tax Considerations” in our 2025 Annual Report incorporated by reference herein for additional information.

CAPITALIZATION

The following table sets forth our cash and our capitalization as of January 31, 2026:

●	on an actual basis; and

●	on a pro forma basis to give effect to the (i) issuance of an aggregate of 480,262 common shares, which includes 185,294 common shares that have been converted under the Promissory Notes, the issuance of which is held in abeyance subject to a beneficial ownership limitation provision in the Promissory Notes, upon the conversion of Promissory Notes in the aggregate principial amount of $0.6 million, and including the accrued interest thereon of less than $1,000, issued or issuable under the SPAs, at a conversion price of $1.25, (ii) issuance of an aggregate of 7,416,666 common shares, which includes 33,284 common shares that have been converted under the Promissory Notes, the issuance of which is held in abeyance subject to a beneficial ownership limitation provision in the Promissory Notes, upon the conversion of Promissory Notes in the aggregate principial amount of $4.45 million, issued or issuable under the SPAs, at a conversion price of $0.60, as if such events had occurred on January 31, 2026, and (iii) receipt of a Promissory Notes in the aggregate principal amount of $0.6 million that remains outstanding as of the date hereof.

●	on a pro forma as adjusted basis to give effect to the issuance of an aggregate of 22,626,988 common shares upon the full conversion of Promissory Notes in the aggregate principial amount of $10.0 million, and including the accrued interest thereon in the amount of $3.576 million, issued or issuable under the SPAs, assuming a conversion price of $0.60 (the Floor Price), as if such events had occurred on January 31, 2026.

You should read this information in conjunction with our consolidated financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other financial information contained in this prospectus.

	As of January 31, 2026
U.S. dollars in thousands	Actual	Pro Forma	Pro Forma As Adjusted
Cash and cash equivalents	$9,258	$13,668	$22,128
Derivative warrants liability (*)	(1,757)	(1,757)	(1,757)
Convertible loans	-	(600)	(600)
Shareholders’ equity:
Share capital and share premium	35,949	42,412	55,388
Warrants	459	459	459
Share-based payment reserve	3,586	2,176	2,176
Accumulated other comprehensive loss	(21)	(21)	(21)
Accumulated deficit	(31,734)	(32,302)	(36,818)

Total shareholders’ equity	8,239	12,724	21,184
Total capitalization	8,239	12,724	21,184

(*)	As of January 31, 2026, assuming the Promissory Notes had not been converted, the proceeds of $10.0 million would have been recorded as a liability.

Unless otherwise indicated, the number of common shares outstanding prior to and after this offering is based on 1,499,838 common shares outstanding as of January 31, 2026. The number of common shares referred to above to be outstanding after this offering and, unless otherwise indicated, the other information in this prospectus, excludes as of such date:

●	945,154 common shares issuable upon the exercise of warrants outstanding as of such date, at exercise prices ranging from $2.5607 to $9,750.0, all of which were vested as of such date;

●	138 common shares issuable upon the exercise of options to directors, employees and consultants under our incentive option plan outstanding as of such date, at a weighted average exercise price of $17,711.94, of which 138 were vested as of such date; and

●	2,031 common shares issuable upon the exercise of RSUs issued to consultants under consulting agreements.

SELLING SHAREHOLDERS

The 22,626,988 common shares being offered by the selling shareholders are those issued or issuable to the selling shareholders upon conversion of the Promissory Notes. We are registering the common shares in order to permit the selling shareholders to offer the common shares for resale from time to time, including the Note Shares in order to allow the CLA Investors to offer the maximum number of common shares issuable pursuant to Promissory Notes in the aggregate principal amount of $10.0 million without regard to any limitations on the issuance of Promissory Notes or on the conversion of the Promissory Notes. Except for the ownership of common shares and the information set forth in the footnotes below, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the common shares by each of the selling shareholders. The second column lists the number of common shares beneficially owned by each selling shareholder, based on its ownership of the common shares and securities convertible or exercisable into common shares, as of April 29, 2026, assuming the conversion or exercise of such convertible securities without regard to any limitations on such conversions. The third column lists the common shares being offered by this prospectus by the selling shareholders. The fourth column assumes the sale of all of the common shares offered by the selling shareholders pursuant to this prospectus.

Under the terms of the SPAs and the Promissory Notes, the CLA Investors may not convert the Promissory Notes into common shares, to the extent such conversion, as applicable, would cause the CLA Investors, together with its affiliates, to beneficially own a number of common shares which would exceed 4.99% of our then outstanding common shares following such conversion, excluding for purposes of such determination, common shares issuable upon conversion of the Promissory Notes which have not been converted. The number of common shares in the second column and third column does not reflect this limitation. The selling shareholders may sell all, some or none of their common shares in this offering. See “Plan of Distribution.”.

Name of Selling Shareholder	Number of Common Shares Owned Prior to Offering		Maximum Number of Common Shares to be Sold Pursuant to this Prospectus		Number of Common Shares Owned After Offering		Percentage of Ordinary Shares Owned After the Offering
L.I.A. Pure Capital Ltd. (1)	11,422,783	(2)	11,313,494	(3)	109,289	(4)	1.07%
Capitalink Ltd. (5)	11,422,783	(6)	11,313,494	(7)	109,289	(8)	1.07%

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Common shares issuable upon the conversion of Promissory Notes within 60 days of April 29, 2026, are counted as outstanding for computing the percentage of the selling shareholder’s holding, but such common shares are not counted as outstanding for other purposes. Percentage of shares beneficially owned is based on 10,190,337 common shares outstanding on April 29, 2026.

(1)	Kfir Silberman is the officer, sole director, chairman of the board of directors and controlling shareholder of L.I.A. Pure Capital Ltd., and its address is 20 Raoul Wallenberg Street, Tel Aviv, Israel 6971916.

(2)	Consists of (i) 109,289 common shares that have been converted under the Promissory Notes, the issuance of which is held in abeyance subject to a beneficial ownership limitation provision in the Promissory Notes and (ii) 11,313,494 common shares issuable upon the conversion of the Promissory Note issued or issuable to L.I.A. Pure Capital Ltd. in the aggregate principial amount of $5.0 million and including the accrued interest thereon, assuming a conversion price of $0.60 (the Floor Price).

(3)	Consists of 11,313,494 common shares issuable upon the conversion of the Promissory Note issued or issuable to L.I.A. Pure Capital Ltd. in the aggregate principial amount of $5.0 million and including the accrued interest thereon, assuming a conversion price of $0.60 (the Floor Price).

(4)	Consists of 109,289 common shares that have been converted under the Promissory Notes, the issuance of which is held in abeyance subject to a beneficial ownership limitation provision in the Promissory Notes.

(5)	Lavi Krasney is the officer, sole director, chairman of the board of directors and controlling shareholder of Capitalink Ltd., and its address is 20 Raoul Wallenberg Street, Tel Aviv, Israel 6971916.

(6)	Consists of (i) 109,289 common shares that have been converted under the Promissory Notes, the issuance of which is held in abeyance subject to a beneficial ownership limitation provision in the Promissory Notes and (ii) 11,313,494 common shares issuable upon the conversion of the Promissory Note issued or issuable to Capitalink Ltd. in the aggregate principial amount of $5.0 million and including the accrued interest thereon, assuming a conversion price of $0.60 (the Floor Price).

(7)	Consists of 11,313,494 common shares issuable upon the conversion of the Promissory Note issued or issuable to Capitalink Ltd. in the aggregate principial amount of $5.0 million and including the accrued interest thereon, assuming a conversion price of $0.60 (the Floor Price).

(8)	Consists of 109,289 common shares that have been converted under the Promissory Notes, the issuance of which is held in abeyance subject to a beneficial ownership limitation provision in the Promissory Notes.

DESCRIPTION OF SHARE CAPITAL

General

The following is a summary of the material terms of our share capital, as set forth in our articles of association, as the same will be effective at the time of the consummation of this offering, and certain related sections of the Business Corporations Act (British Columbia), or the BCBCA. The following summary is subject to, and is qualified in its entirety by reference to, the provisions of our articles of association and the applicable provisions of the BCBCA.

On December 15, 2025, our shareholders approved a one-for-40 reverse split of our issued and outstanding common shares. Except where otherwise indicated, all share and per share data in this prospectus have been retroactively restated to reflect the aforementioned consolidation.

Authorized Share Capital

As of April 29, 2026, we had 10,190,337 common shares issued and outstanding and our authorized share capital consists of an unlimited number of common shares, no par value.

In the last three years, we have issued an aggregate of 9,178,816 common shares, which includes 218,578 common shares that have been converted under the Promissory Notes, the issuance of which is held in abeyance subject to a beneficial ownership limitation provision in the Promissory Notes, for aggregate net proceeds of $19.4 million net of share issuance costs in several public offerings, private placements and conversion of convertible promissory notes. In addition, during the same period, 350,215 warrants were exercised for gross proceeds of $5.4 million.

In addition to common shares, in the last three years, we have granted (i) share options to employees, directors, consultants and service providers under our Executive Stock Option and Restricted Share Unit Plans exercisable into an aggregate of 34,420 common shares, with exercise prices ranging from $936.00 to $25,681.27 per share; and (ii) an aggregate of 4,158,301 warrants exercisable into common shares, with exercise prices ranging from $0.60 to $9,750.00 per share, which were issued in three private placements.

Common Shares

All of our common shares are one and the same class, identical in all respects and have equal rights, powers and privileges.

Voting. Except as otherwise provided for by resolution of our Board, the holders of outstanding common shares have the exclusive right to vote on all matters requiring shareholder action. On each matter on which holders of common shares are entitled to vote, each outstanding share of common share is entitled to one vote.

Dividends. Holders of our common shares have equal rights of participation in the dividends and other distributions of our cash, stock or property when, as and if declared thereon by our Board from time to time out of our assets or funds legally available therefor and shall have equal rights to receive our assets and funds available for distribution to shareholders in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary.

Liquidation. Holders of our common shares have equal rights to receive our assets and funds available for distribution to shareholders in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary.

Rights and Preferences. Holders of our common shares will have no preemptive, conversion or subscription rights, and there will be no redemption or sinking funds provisions applicable to our common shares. The rights, preferences and privileges of the holders of our common shares will be subject to, and may be adversely affected by, the rights of the holders of share of any series of our preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable. All of our outstanding common shares are, and the common shares to be issued in this offering will be, fully paid and nonassessable.

Anti-Takeover Provisions

Some provisions of the BCBCA and other British Columbia laws could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interests or in our best interests, including transactions that provide for payment of a premium over the market price for our common shares.

Undesignated Share Classes and Series. The ability of our Board, without action by our stockholders, to create and issue undesignated shares in such classes and in such series as determined by our Board, with voting or other rights or preferences as designated by our Board could impede the success of any attempt to effect a change in control of our company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Limitations on Liability and Indemnification Matters

Our articles of association provide that we may indemnify any of our directors, former directors, officers or former officers, any other person and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and we may, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each of our directors and officers is deemed to have contracted with us on terms of the indemnity contained in our articles of association. In addition, we may indemnify any other person in accordance with the BCBCA.

We also have entered and intend to enter into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our articles of association. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by such persons in any action or proceeding arising out of this person’s services as a director or executive officer or at our request. We believe that these provisions in our articles of association and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers.

The above description of the limitation of liability and indemnification provisions of our articles of association of incorporation, and our indemnification agreements is not complete and is qualified in its entirety by reference to these documents, each of which will be filed as an exhibit to this registration statement to which this prospectus forms a part.

The limitation of liability and indemnification provisions in our articles of association may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our shareholders. A shareholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Listing

Our common shares are listed on the Nasdaq Capital Market under the symbol “CMND.”

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is Computershare Limited.

Comparison of Shareholder Rights

We are a corporation governed by the BCBCA. The following discussion summarizes material differences between the rights of holders of common shares and the holders of the common stock of a typical corporation incorporated under the laws of the state of Delaware, which result from differences in governing documents and the laws of British Columbia and Delaware. This summary is qualified in its entirety by reference to the Delaware General Corporation Law, or the DGCL, the BCBCA, and our articles.

	Delaware	British Columbia
Stockholder/Shareholder Approval of Business Combinations; Fundamental Changes

Under the DGCL, certain fundamental changes such as amendments to the certificate of incorporation, a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of a corporation not in the usual and regular course of the corporation’s business, or a dissolution of the corporation, are generally required to be approved by the holders of a majority of the outstanding stock entitled to vote on the matter, unless the certificate of incorporation requires a higher percentage.

However, under the DGCL, mergers in which less than 20% of a corporation’s stock outstanding immediately prior to the effective date of the merger is issued generally do not require stockholder approval. In certain situations, the approval of a business combination may require approval by a certain number of the holders of a class or series of shares. In addition, Section 251(h) of the DGCL provides that stockholders of a constituent corporation need not vote to approve a merger if: (i) the merger agreement permits or requires the merger to be effected under Section 251(h) and provides that the merger shall be effected as soon as practicable following the tender offer or exchange offer, (ii) a corporation consummates a tender or exchange offer for any and all of the outstanding stock of such constituent corporation that would otherwise be entitled to vote to approve the merger, (iii) following the consummation of the offer, the stock accepted for purchase or exchanges plus the stock owned by the consummating corporation equals at least the percentage of stock that would be required to adopt the agreement of merger under the DGCL, (iv) the corporation consummating the offer merges with or into such constituent corporation and (v) each outstanding share of each class or series of stock of the constituent corporation that was the subject of and not irrevocably accepted for purchase or exchange in the offer is to be converted in the merger into, or the right to receive, the same consideration to be paid for the shares of such class or series of stock of the constituent corporation irrevocably purchased or exchanged in such offer.

Under the BCBCA and our articles, certain extraordinary company alterations, such as changes to authorized share structure, continuances, into or out of province, certain amalgamations, sales, leases or other dispositions of all or substantially all of the undertaking of a company (other than in the ordinary course of business) liquidations, dissolutions, and certain arrangements are required to be approved by ordinary or special resolution as applicable.

An ordinary resolution is a resolution (i) passed at a shareholders’ meeting by a simple majority, or (ii) passed, after being submitted to all of the shareholders, by being consented to in writing by shareholders who, in the aggregate, hold shares carrying at least two-thirds of the votes entitled to be cast on the resolution.

A special resolution is a resolution (i) passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution at a meeting duly called and held for that purpose or (ii) passed by being consented to in writing by all shareholders entitled to vote on the resolution.

Under the BCBCA, an action that prejudices or interferes with a right or special right attached to issued shares of a class or series of shares must be approved by a special separate resolution of the holders of the class or series of shares being affected.

The DGCL does not contain a procedure comparable to a plan of arrangement under BCBCA.

Under the BCBCA, arrangements are permitted and a company may make any proposal it considers appropriate “despite any other provision” of the BCBCA. In general, a plan of arrangement is approved by a company’s board of directors and then is submitted to a court for approval. It is customary for a company in such circumstances to apply to a court initially for an interim order governing various procedural matters prior to calling any security holder meeting to consider the proposed arrangement. Plans of arrangement involving shareholders must be approved by a special resolution of shareholders, including holders of shares not normally entitled to vote. The court may, in respect of an arrangement proposed with persons other than shareholders and creditors, require that those persons approve the arrangement in the manner and to the extent required by the court. The court determines, among other things, to whom notice shall be given and whether, and in what manner, approval of any person is to be obtained and also determines whether any shareholders may dissent from the proposed arrangement and receive payment of the fair value of their shares. Following compliance with the procedural steps contemplated in any such interim order (including as to obtaining security holder approval), the court would conduct a final hearing, which would, among other things, assess the fairness of the arrangement and approve or reject the proposed arrangement.

The BCBCA does not contain a provision comparable to Section 251(h) of the DGCL.

Special Vote Required for Combinations with Interested Stockholders/Shareholders

Section 203 of the DGCL provides (in general) that a corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder. The prohibition on business combinations with interested stockholders does not apply in some cases, including if: (i) the board of directors of the corporation, prior to the time of the transaction in which the person became an interested stockholder, approves (a) the business combination or (b) the transaction in which the stockholder becomes an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or (iii) the board of directors and the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder approve the business combination on or after the time of the transaction in which the person became an interested stockholder.

For the purpose of Section 203, the DGCL, subject to specified exceptions, generally defines an interested stockholder to include any person who, together with that person’s affiliates or associates, (i) owns 15% or more of the outstanding voting stock of the corporation (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or (ii) is an affiliate or associate of the corporation and owned 15% or more of the outstanding voting stock of the corporation at any time within the previous three years.

The BCBCA does not contain a provision comparable to Section 203 of the DGCL with respect to business combinations.

Appraisal Rights; Rights to Dissent	Under the DGCL, a stockholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. For example, a stockholder is entitled to appraisal rights in the case of a merger or consolidation if the shareholder is required to accept in exchange for the shares anything other than: (i) shares of stock of the corporation surviving or resulting from the merger or consolidation, or depository receipts in respect thereof; (ii) shares of any other corporation, or depository receipts in respect thereof, that on the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 shareholders; (iii) cash instead of fractional shares of the corporation or fractional depository receipts of the corporation; or (iv) any combination of the shares of stock, depository receipts and cash instead of the fractional shares or fractional depository receipts.	The BCBCA provides that shareholders of a company are entitled to exercise dissent rights in respect of certain matters and to be paid the fair value of their shares in connection therewith. The dissent right is applicable where we resolve to (i) alter our articles to alter the restrictions on the powers of the company or on the business it is permitted to carry on; (ii) approve certain amalgamations; (iii) approve an arrangement, where the terms of the arrangement or court orders relating thereto permit dissent; (iv) sell, lease or otherwise dispose of all or substantially all of its undertaking; or (v) continue the company into another jurisdiction. Dissent may also be permitted if authorized by resolution. A court may also make an order permitting a shareholder to dissent in certain circumstances.

Compulsory Acquisition	Under the DGCL, mergers in which one corporation owns 90% or more of each class of stock of a second corporation may be completed without the vote of the second corporation’s board of directors or shareholders.	The BCBCA provides that if, within 4 months after the making of an offer to acquire shares, or any class of shares, of a company, the offer is accepted by the holders of not less than 90% of the shares (other than the shares held by the offeror or an affiliate of the offeror) of any class of shares to which the offer relates, the offeror is entitled, upon giving proper notice within 5 months after the date of the offer, to acquire (on the same terms on which the offeror acquired shares from those holders of shares who accepted the offer) the shares held by those holders of shares of that class who did not accept the offer. Offerees may apply to the court, within 2 months of receiving notice, and the court may set a different price or terms of payment and may make any consequential orders or directions as it considers appropriate.

Stockholder/ Shareholder Consent to Action Without Meeting	Under the DGCL, unless otherwise provided in the certificate of incorporation, any action that can be taken at a meeting of the stockholders may be taken without a meeting if written consent to the action is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take the action at a meeting of the stockholders.	Although it is not customary for public companies to do so, under the BCBCA, shareholder action without a meeting may be taken by a consent resolution of shareholders provided that it satisfies the thresholds for approval in a company’s articles, the BCBCA and the regulations thereunder. A consent resolution is as valid and effective as if it was a resolution passed at a meeting of shareholders.

Special Meetings of Stockholders/ Shareholders	Under the DGCL, a special meeting of shareholders may be called by the board of directors or by such persons authorized in the certificate of incorporation or the bylaws.	Under the BCBCA, the holders of not less than 5% of the issued shares of a company that carry the right to vote at a general meeting may requisition that the directors call a meeting of shareholders for the purpose of transacting any business that may be transacted at a general meeting. Upon receiving a requisition that complies with the technical requirements set out in the BCBCA, the directors must, subject to certain limited exceptions, call a meeting of shareholders to be held not more than 4 months after receiving the requisition. If the directors do not call such a meeting within 21 days after receiving the requisition, the requisitioning shareholders or any of them holding in aggregate not less than 2.5% of our issued shares that carry the right to vote at general meetings may call the meeting.

Distributions and Dividends; Repurchases and Redemptions	Under the DGCL, subject to any restrictions contained in the certificate of incorporation, a corporation may pay dividends out of capital surplus or, if there is no surplus, out of net profits for the current and/or the preceding fiscal year in which the dividend is declared, as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by issued and outstanding shares having a preference upon the distribution of assets. Surplus is defined in the DGCL as the excess of the net assets over capital, as such capital may be adjusted by the board. A Delaware corporation may purchase or redeem shares of any class except when its capital is impaired or would be impaired by the purchase or redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the shares are to be retired and the capital reduced.	Under the BCBCA, a company may pay a dividend in money or other property unless there are reasonable grounds for believing that the company is insolvent, or the payment of the dividend would render us insolvent. The BCBCA provides that no special rights or restrictions attached to a series of any class of shares confer on the series a priority in respect of dividends or return of capital over any other series of shares of the same class. Under the BCBCA, the purchase or other acquisition by a company of its shares is generally subject to solvency tests similar to those applicable to the payment of dividends (as set out above). Our company is permitted, under its articles, to acquire any of its common shares, and the approval of its board of directors. Under the BCBCA, subject to solvency tests similar to those applicable to the payment of dividends (as set out above), a company may redeem, on the terms and in the manner provided in its articles, any of its shares that has a right of redemption attached to it.

Vacancies on Board of Director	Under the DGCL, a vacancy or a newly created directorship may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, unless otherwise provided in the certificate of incorporation or bylaws. Any newly elected director usually holds office for the remainder of the full term expiring at the annual meeting of stockholders at which the term of the class of directors to which the newly elected director has been elected expires.	Under the BCBCA and our articles, a vacancy among the directors created by the removal of a director may be filled by the shareholders at the meeting at which the director is removed or, if not filled by the shareholders at such meeting, by the shareholders or by the remaining directors. In the case of a casual vacancy, the remaining directors may fill the vacancy. Under the BCBCA, directors may increase the size of the board of directors by one third of the number of current directors. Under the BCBCA and our articles, if as a result of one or more vacancies, the number of directors in office falls below the number required for a quorum, the remaining directors may appoint as directors the number of individuals that, when added to the number of remaining directors, will constitute a quorum and/or call a shareholders’ meeting to fill any or all vacancies among directors and to conduct such other business that may be dealt with at that meeting, but must not take any other action until a quorum is obtained.

Constitution and Residency Of Directors	The DGCL does not have residency requirements, but a corporation may prescribe qualifications for directors under its certificate of incorporation or bylaws.	The BCBCA does not place any residency restrictions on the boards of directors.

Removal of Directors; Terms of Directors	Under the DGCL, except in the case of a corporation with a classified board or with cumulative voting, any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.	Our articles allow for the removal of a director by special resolution of the shareholders. According to our articles, all directors cease to hold office immediately before the election or appointment of directors at every annual general meeting, but are eligible for re-election or re- appointment.

Inspection of Books and Records	Under the DGCL, any holder of record of stock or a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may inspect the corporation’s books and records for a proper purpose.	Under the BCBCA, directors and shareholders may, without charge, inspect certain of the records of a company. Former shareholders and directors may also inspect certain of the records, free of charge, but only those records pertaining to the times that they were shareholders or directors. Public companies must allow all persons to inspect certain records of the company free of charge.

Amendment of Governing Documents

Under the DGCL, a certificate of incorporation may be amended if: (i) the board of directors adopts a resolution setting forth the proposed amendment, declares the advisability of the amendment and directs that it be submitted to a vote at a meeting of shareholders; provided that unless required by the certificate of incorporation, no meeting or vote is required to adopt an amendment for certain specified changes; and (ii) the holders of a majority of shares of stock entitled to vote on the matter approve the amendment, unless the certificate of incorporation requires the vote of a greater number of shares.

If a class vote on the amendment is required by the DGCL, a majority of the outstanding stock of the class is required, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the DGCL.

Under the DGCL, the board of directors may amend a corporation’s bylaws if so authorized in the certificate of incorporation. The shareholders of a Delaware corporation also have the power to amend bylaws.

Under the BCBCA, a company may amend its articles or notice of articles by (i) the type of resolution specified in the BCBCA, (ii) if the BCBCA does not specify a type of resolution, then by the type specified in our articles, or (iii) if our articles do not specify a type of resolution, then by special resolution. The BCBCA permits many substantive changes to a company’s articles (such as a change in our authorized share structure or a change in the special rights or restrictions that may be attached to a certain class or series of shares) to be changed by the resolution specified in that company’s articles.

Our articles provide that certain changes to our share structure and any creation or alteration of special rights and restrictions attached to a series or class of shares be done by way of ordinary resolution. However, if a right or special right attached to a class or series of shares would be prejudiced or interfered with by such an alteration, the BCBCA requires that holders of such class or series of shares must approve the alteration by a special separate resolution of those shareholders.

Our articles also provide that the shareholders may from time to time, by ordinary resolution, make any alteration to our notice of articles and articles as permitted by the BCBCA.

Indemnification of Directors and Officers

Under the DGCL, subject to specified limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, provided that there is a determination that: (i) the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and (ii) in a criminal action or proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful.

Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation, except to the extent the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity.

The DGCL requires indemnification of directors and officers for expenses (including attorneys’ fees) actually and reasonably relating to a successful defense on the merits or otherwise of a derivative or third-party action.

Under the DGCL, a corporation may advance expenses relating to the defense of any proceeding to directors and officers upon the receipt of an undertaking by or on behalf of the individual to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified.

Under the BCBCA, a company may indemnify: (i) a current or former director or officer of that company; (ii) a current or former director or officer of another corporation if, at the time such individual held such office, the corporation was an affiliate of the company, or if such individual held such office at our request; or (iii) an indemnifiable person (as defined in the “Description of Share Capital” section above) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative or other legal proceeding or investigative action (whether current, threatened, pending or completed) in which he or she is involved because of that person’s position as an indemnifiable person, unless: (i) the individual did not act honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; or (ii) in the case of a proceeding other than a civil proceeding, the individual did not have reasonable grounds for believing that the individual’s conduct was lawful. A company cannot indemnify an indemnifiable person if it is prohibited from doing so under its articles. In addition, a company must not indemnify an indemnifiable person in proceedings brought against the indemnifiable person by or on behalf of the company or an associated company. A company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an indemnifiable person in respect of that proceeding only if the indemnifiable person has provided an undertaking that, if it is ultimately determined that the payment of expenses was prohibited, the indemnifiable person will repay any amounts advanced. Subject to the aforementioned prohibitions on indemnification, a company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an indemnifiable person in respect of such eligible proceeding if such indemnifiable person has not been reimbursed for such expenses, and was wholly successful, on the merits or otherwise, in the outcome of such eligible proceeding or was substantially successful on the merits in the outcome of such eligible proceeding. On application from an indemnifiable person, a court may make any order the court considers appropriate in respect of an eligible proceeding, including the indemnification of penalties imposed or expenses incurred in any such proceedings and the enforcement of an indemnification agreement. As permitted by the BCBCA, our articles require us to indemnify our directors, officers, former directors or officers (and such individual’s respective heirs and legal representatives) and permit us to indemnify any person to the extent permitted by the BCBCA.

Limited Liability of Directors	The DGCL permits the adoption of a provision in a corporation’s certificate of incorporation limiting or eliminating the monetary liability of a director to a corporation or its shareholders by reason of a director’s breach of the fiduciary duty of care. The DGCL does not permit any limitation of the liability of a director for: (i) breaching the duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith; (iii) engaging in intentional misconduct or a known violation of law; (iv) obtaining an improper personal benefit from the corporation; or (v) paying a dividend or approving a stock repurchase that was illegal under applicable law.	Under the BCBCA, a director or officer of a company must (i) act honestly and in good faith with a view to the best interests of the company; (ii) exercise the care, diligence and skill that a reasonably prudent individual would exercise in comparable circumstances; (iii) act in accordance with the BCBCA and the regulations thereunder; and (iv) subject to (i) to (iii), act in accordance with the articles of the company. These statutory duties are in addition to duties under common law and equity. No provision in a contract or the articles of a company may relieve a director or officer of a company from the above duties. Under the BCBCA, a director is not liable for certain acts if the director has otherwise complied with his or her duties and relied, in good faith, on (i) financial statements of the company represented to the director by an officer of the company or in a written report of the auditor of the company to fairly reflect the financial position of the company, (ii) a written report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by that person, (iii) a statement of fact represented to the director by an officer of the company to be correct, or (iv) any record, information or representation that the court considers provides reasonable grounds for the actions of the director, whether or not that record was forged, fraudulently made or inaccurate or that information or representation was fraudulently made or inaccurate. Further, a director is not liable if the director did not know and could not reasonably have known that the act done by the director or authorized by the resolution voted for or consented to by the director was contrary to the BCBCA.

Stockholder/ Shareholder Lawsuits	Under the DGCL, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation; provided, however, that under Delaware case law, the plaintiff generally must be a stockholder not only at the time of the transaction which the subject of the suit, but through the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile. An individual also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action have been met.

Under the BCBCA, a shareholder (including a beneficial shareholder) or director of a company and any person who, in the discretion of the court, is an appropriate person to make an application to court to prosecute or defend an action on behalf of a company (a derivative action) may, with judicial leave: (i) bring an action in the name and on behalf of the company to enforce a right, duty or obligation owed to the company that could be enforced by the company itself or to obtain damages for any breach of such right, duty or obligation or (ii) defend, in the name and on behalf of the company, a legal proceeding brought against the company.

Under the BCBCA, the court may grant leave if: (i) the complainant has made reasonable efforts to cause the directors of the company to prosecute or defend the action; (ii) notice of the application for leave has been given to the company and any other person that the court may order; (iii) the complainant is acting in good faith; and (iv) it appears to the court to be in the interests of the company for the action to be prosecuted or defended.

Under the BCBCA, upon the final disposition of a derivative action, the court may make any order it determines to be appropriate. In addition, under the BCBCA, a court may order a company to pay the complainant’s interim costs, including legal fees and disbursements. However, the complainant may be held accountable for the costs on final disposition of the action.

Oppression Remedy	Although the DGCL imposes upon directors and officers fiduciary duties of loyalty (i.e., a duty to act in a manner believed to be in the best interest of the corporation and its stockholders) and care, there is no remedy under the DGCL that is comparable to the BCBCA’s oppression remedy.	The BCBCA’s oppression remedy enables a court to make an order (interim or final) to rectify the matters complained of if the court is satisfied upon application by a shareholder (as defined below) that the affairs of the company are being conducted or that the powers of the directors have been exercised in a manner that is oppressive, or that some action of the company or shareholders has been or is threatened to be taken which is unfairly prejudicial, in each case to one or more shareholders. The applicant must be one of the persons being oppressed or prejudiced and the application must be brought in a timely manner. A “shareholder” for the purposes of the oppression remedy includes legal and beneficial owners of shares as well as any other person whom the court considers appropriate. The oppression remedy provides the court with extremely broad and flexible jurisdiction to intervene in corporate affairs to protect shareholders.

Blank Check Preferred Stock/Shares	Under the DGCL, the certificate of incorporation of a corporation may give the board the right to issue new classes of preferred shares with voting, conversion, dividend distribution, and other rights to be determined by the board at the time of issuance, which could prevent a takeover attempt and thereby preclude shareholders from realizing a potential premium over the market value of their shares. In addition, the DGCL does not prohibit a corporation from adopting a shareholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.

Advance Notification Requirements for Proposals of Stockholders/ Shareholders	Delaware corporations typically have provisions in their bylaws that require a stockholder proposing a nominee for election to the board of directors or other proposals at an annual or special meeting of the stockholders to provide notice of any such proposals to the secretary of the corporation in advance of the meeting for any such proposal to be brought before the meeting of the stockholders. In addition, advance notice bylaws frequently require the stockholder nominating a person for election to the board of directors to provide information about the nominee, such as his or her age, address, employment and beneficial ownership of shares of the corporation’s capital stock. The stockholder may also be required to disclose, among other things, his or her name, share ownership and agreement, arrangement or understanding with respect to such nomination. For other proposals, the proposing stockholder is often required by the bylaws to provide a description of the proposal and any other information relating to such stockholder or beneficial owner, if any, on whose behalf that proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for the proposal and pursuant to and in accordance with the Exchange Act and the rules and regulations promulgated thereunder.	Under the BCBCA, qualified shareholders holding at least one percent (1%) of our issued voting shares or whose shares have a fair market value in excess of $2,000 in the aggregate may make proposals for matters to be considered at the annual general meeting of shareholders. Such proposals must be sent to us in advance of any proposed meeting by delivering a timely written notice in proper form to our registered office in accordance with the requirements of the BCBCA. The notice must include information on the business the shareholder intends to bring before the meeting. To be a qualified shareholder, a shareholder must currently be and have been a registered or beneficial owner of at least one share of the company for at least 2 years before the date of signing the proposal. If the proposal and a written statement in support of the proposal (if any) are submitted at least three months before the anniversary date of the previous annual meeting and the proposal and written statement (if any) meet other specified requirements, then the company must either set out the proposal, including the names and mailing addresses of the submitting person and supporters and the written statement (if any), in the proxy circular of the company or attach the proposal and written statement thereto. In certain circumstances, the company may refuse to process a proposal.

PLAN OF DISTRIBUTION

The 22,626,988 common shares being offered by the selling shareholders are those issued or issuable to the selling shareholders upon conversion of the Promissory Notes. Such number was determined as if Promissory Notes in the aggregate principal amount of $10.0 million were issued under the SPA and were converted into Note Shares in full, without regard to any limitations on the issuance of Promissory Notes or on the conversion of the Promissory Notes. We will not receive any of the proceeds from the sale by the selling shareholders of the common shares. Selling shareholders will receive all of the proceeds from the sale of any common shares sold by it pursuant to this prospectus.

Each selling shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market of our common shares or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common shares by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPENSES OF THIS OFFERING

Set forth below is an itemization of the total expenses, excluding placement agent discounts, expected to be incurred in connection with the offer and sale of the securities offered by us. With the exception of the SEC registration fee, all amounts are estimates:

SEC registration fee	$2,382
Legal fees and expenses	20,000
Accounting fees and expenses	10,000
Total	$32,382

LEGAL MATTERS

The validity of the issuance of our common shares offered in this prospectus and certain other matters of Canadian law will be passed upon for us by Daniel N. Bloch. Certain matters of U.S. federal law will be passed upon for us by Greenberg Traurig, P.A., Tel Aviv, Israel.

EXPERTS

The financial statements of Clearmind Medicine Inc. as of October 31, 2025 and 2024 and for the years then ended, as included in this prospectus, have been audited by Brightman Almagor Zohar & Co., a firm in the Deloitte global network, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given the firm’s authority as experts in accounting and auditing.

The audit report covering the October 31, 2025 consolidated financial statements contains an explanatory paragraph that states that the Company’s recurring losses from operations and lack of sufficient resources raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of British Columbia. Some of our directors and officers, and some of the experts named in this prospectus, are residents of Canada or otherwise reside outside of the United States, and all or a substantial portion of their assets, and all or a substantial portion of our assets, are located outside of the United States. We have appointed an agent for service of process in the United States, but it may be difficult for shareholders who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for shareholders who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws. There can be no assurance that U.S. investors will be able to enforce against us, members of our Board, officers or certain experts named herein who are residents of Canada or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws. There can be no assurance that U.S. investors will be able to enforce against us, members of our Board, officers or certain experts named herein who are residents of Canada or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws. There is uncertainty with respect to whether a Canadian court would take jurisdiction on a matter of liability predicated solely upon U.S. federal securities laws, and uncertainty with respect to whether a Canadian court would enforce a foreign judgment on liabilities predicated upon the securities laws of the United States.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act relating to this offering of our common shares. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov. Upon completion of this offering, we will be subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements will file reports with the SEC. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements. Section 8103 of the National Defense Authorization Act for Fiscal Year 2026, named the “Holding Foreign Insiders Accountable Act”, which was signed into law on December 18, 2025, will require directors and officers of foreign private issuers to make insider reports under Section 16(a) of the Exchange Act, effective March 18, 2026. Our principal shareholders continue to remain exempt from the reporting under Section 16(a) of the Exchange Act and our directors, officers and principal shareholders continue to remain exempt from the short-swing profit recovery provisions contained in Section 16(b) of the Exchange Act. In addition, we will not be required under the Exchange Act to file reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We maintain a corporate website at https://www.clearmindmedicine.com/. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:

●	the Company’s Annual Report on Form 20-F for the fiscal year ended October 31, 2025, filed with the SEC on January 20, 2026;

●	The Company’s Reports on Form 6-K filed with the SEC on February 3, 2026, February 4, 2026, February 6, 2026, February 9, 2026, February 11, 2026, February 17, 2026, March 4, 2026, March 10, 2026, March 11, 2026, March 12, 2026, March 13 2026, March 17, 2026, March 19, 2026, March 27, 2026, March 30, 2026, April 14, 2026, April 14, 2026, April 15, 2026, April 25, 2026, April 20, 2026, April 20, 2026, April 21, 2026, April 27, 2026 and April 30, 2026 (in each case, to the extent expressly incorporated by reference into our effective registration statements); and

●	The description our common shares, which is contained in our registration statement on Form 8-A filed with the SEC pursuant to the Exchange Act on November 9, 2022 (File No. 001-41557), as amended by Exhibit 2.1 to the Company’s Annual Report on Form 20-F for the fiscal year ended October 31, 2025, filed with the SEC on January 20, 2026.

All subsequent annual reports filed by us pursuant to the Exchange Act on Form 20-F prior to the termination of an offering shall be deemed to be incorporated by reference to this prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate part or all of any Form 6-K subsequently submitted by us to the SEC prior to the termination of an offering by identifying in such Forms 6-K that they, or certain parts of their contents, are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information contained in this prospectus.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at Clearmind Medicine Inc., 101 – 1220 W. 6th Ave, Vancouver, BC V6H1A, Attention: Alan Rootenberg, Chief Financial Officer, telephone number: +1 973.536.1016.

22,626,988 Common Shares

Clearmind Medicine Inc.

PRELIMINARY PROSPECTUS

                 , 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors, Officers and Employees.

Indemnification

Our articles of association provide that we may indemnify our directors, former directors, officers or former officers, any other person and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and we may, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each of our directors and officers is deemed to have contracted with us on terms of the indemnity contained in our articles of association. In addition, the Registrant may indemnify any other person in accordance with the BCBCA.

We also have entered and intend to enter into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our articles of association. These agreements, among other things, to provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by such persons in any action or proceeding arising out of this person’s services as a director or executive officer or at our request. We believe that these provisions in our articles of association and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers.

The above description of the limitation of liability and indemnification provisions of our articles of association of incorporation, our articles of association and our indemnification agreements is not complete and is qualified in its entirety by reference to these documents, each of which will be filed as an exhibit to this registration statement to which this prospectus forms a part.

The limitation of liability and indemnification provisions in our articles of association may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our shareholders. A shareholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any placement agent agreement we enter into in connection with the sale of common shares being registered hereby, the placement agent will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act, against certain liabilities.

Item 9. Exhibits and Financial Statement Schedules.

(a) Exhibits. See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b) Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 10. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

i.	If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness of the date of the first contract or sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date and placement agent, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the placement agent method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes to provide to the placement agent at the closing specified in the placement agent agreements, certificates in such denominations and registered in such names as required by the placement agent to permit prompt delivery to each purchaser.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:

(1)	That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT DESCRIPTION
3.1	Articles of Association of the Registrant, as currently in effect (incorporated herein by reference to Exhibit 3.1 to the registrant’s registration statement on Form F-1, as amended, filed with the SEC on August 18, 2022 (File No. 333-265900))

5.1*	Opinion of Daniel Bloch, Canadian counsel to the Registrant, as to the validity of the common shares

10.1	Form of Securities Purchase Agreement, dated September 17, 2025 (incorporated herein by reference to Exhibit 10.1 to the registrant’s Report on Form 6-K furnished to the SEC on September 17, 2025)

10.2	Form of Convertible Promissory Note (incorporated herein by reference to Exhibit 4.1 to the registrant’s Report on Form 6-K furnished to the SEC on September 17, 2025)

10.3	Form of Conversion Agreement (incorporated herein by reference to Exhibit 10.1 to the registrant’s Report on Form 6-K furnished to the SEC on February 11, 2026)

10.4	Form of Conversion Agreement (incorporated herein by reference to Exhibit 10.1 to the registrant’s Report on Form 6-K furnished to the SEC on April 15, 2026)

10.5	Amendment to Securities Purchase Agreement, dated April 30, 2026 (incorporated herein by reference to Exhibit 10.1 to the registrant’s Report on Form 6-K furnished to the SEC on April 30, 2026)

23.1*	Consent of Brightman Almagor Zohar & Co., a Firm in the Deloitte Global Network, independent registered public accounting firm.

23.3*	Consent of Daniel Bloch (included in Exhibit 5.1)

24.1*	Power of Attorney (included in signature pages of Registration Statement)

107*	Filing Fee Table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in British Columbia, Canada on this 30th day of April, 2026.

CLEARMIND MEDICINE INC.

By:	/s/ Dr. Adi Zuloff-Shani
Dr. Adi Zuloff-Shani, Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of Clearmind Medicine Inc. hereby constitute and appoint Dr. Adi Zuloff-Shani and Alan Rootenberg, each with full power of substitution, our true and lawful attorney-in-fact and agent to take any actions to enable us to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this Registration Statement on Form F-3, including the power and authority to sign for us in our names in the capacities indicated below any and all further amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. Adi Zuloff-Shani	Chief Executive Officer	April 30, 2026
Dr. Adi Zuloff-Shani	(Principal Executive Officer)

/s/ Alan Rootenberg	Chief Financial Officer	April 30, 2026
Alan Rootenberg	(Principal Financial and Accounting Officer)

/s/ Hila Kiron-Revach	Chairwoman of the Board of Directors	April 30, 2026
Hila Kiron-Revach

/s/ Oz Adler	Director	April 30, 2026
Oz Adler

/s/ Yehonatan Shachar	Director	April 30, 2026
Yehonatan Shachar

/s/ Asaf Itzhaik	Director	April 30, 2026
Asaf Itzhaik

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Clearmind Medicine Inc., has signed this Registration Statement on this 30th day of April, 2026.

Puglisi & Associates

Authorized U.S. Representative

/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director